CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Government Street Equity Fund, The Government Street Bond Fund, The Government Street Mid-Cap Fund and The Alabama Tax Free Bond Fund, each a series of shares of beneficial interest of Williamsburg Investment Trust, and to the use of our report dated April 25, 2003 on the financial statements and financial highlights of The Government Street Equity Fund, The Government Street Bond Fund and The Alabama Tax Free Bond Fund. Such financial statements and financial highlights appear in the Funds' 2003 Annual Report to Shareholders.




                                        /s/ TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
NOVEMBER 15, 2004